BARRY L. FRIEDMAN, P.C.

Certified Public Accountant

1582 TULITA DRIVE
LAS VEGAS, NEVADA 89123
(702)361-8414

To Whom It May Concern:

I hereby acknowledge that I have amended the audit of Finders Keepers, Inc. by adding Note8:Revenue Recognition, which reflects the changes requested in the comment letter dated December 22, 1999. I authorize this amended audit to be filed with the SEC.

Very truly yours,

/S/Barry L. Friedman, P.C.